Exhibit 10.2

CRAWFORD & COMPANY
EXECUTIVE EMPLOYMENT AGREEMENT
This Agreement is made between Kenneth A. Cutshaw (“Employee”) and Crawford & Company (“Crawford” or “the Company”). In consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration including, but not limited to, the employment of Employee by Crawford, the wages offered and to be paid to Employee by Crawford during Employee’s employment, the training the Employee will receive from the Company regarding compliance and the methods and operations of the Company at considerable expense to the Company, and access to and knowledge of the Company’s confidential information and trade secrets the Employee will receive, the parties hereto agree as follows:
Article 1Title and Duties.
1.1    Employee will be employed as the President & Chief Executive Officer, Garden City Group. In this capacity Employee will be based in Lake Success, New York, and will initially report to Crawford’s President & Chief Executive Officer.
1.2    Employee’s Grade Level will be E19, and Employee will be expected to perform such duties and responsibilities customary to this position and as are reasonably necessary to the operations of the Company.
1.3    Employee’s title, Grade Level, duties and reporting relationship can be changed from time to time at the discretion of the Company.
Article 2Definitions.
2.1    “Company,” as used above and throughout this Agreement, means Crawford & Company, along with its subsidiaries, parents, affiliated entities, and includes the successors and assigns of Crawford or any such related entities.
2.2    “Business of Crawford” means claims management, adjusting, administrative services and other services provided by Crawford from time to time.
2.3    “Confidential Information” means information about the Company and its Employees and/or customers which is not generally known outside of the Company, which Employee learns of in connection with Employee’s employment with the Company, and which would be useful to competitors of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, price lists, and recruiting strategies; (2) the nature, origin, composition and development of the Company’s products and. services; (3) proprietary information and processes, and intellectual property; and (4) customer information and the manner in which the Company provides products and services to its customers.

Employee initials /s/

Exhibit 10.2

2.4    “Trade Secrets” means Confidential Information which meets the additional requirements of the federal Defend Trade Secrets Act, the Uniform Trade Secrets Act or similar state law.
2.5    “Restricted Territory” means the United States, Canada and United Kingdom and any other country in which the Garden City Group operates as of the last day of Employee’s employment with the Company.
Article 3Compensation.
3.1    Base Salary. Employee’s annual base salary will be $450,000 less all applicable deductions and withholdings (“Base Salary”), payable bi-weekly in accordance with the Company’s standard payroll practices. Employee’s Base Salary will be reviewed annually, and any increases will be effective as of the date determined by Crawford’s executive management team. Because Employee’s position is exempt from overtime pay, Employee’s Base Salary will compensate Employee for all hours worked.
3.2    Bonus. Employee is eligible to participate in the Crawford Short Term Incentive Plan (“STIP”). Employee’s current STIP Target Bonus is 57.5% of Employee’s Base Salary, with a maximum STIP bonus of 115% of Employee’s Base Salary. Any STIP bonus will be payable in accordance with the STIP terms, and will be subject to applicable withholding taxes. The Company may amend, modify or discontinue the STIP at any time.
3.3    Long Term Incentive Plan. Subject to Board of Directors’ (“Board”) approval, Employee is eligible to participate in the Crawford Long Term Incentive Plan (“LTIP”). LTIP awards are granted pursuant to the terms of the LTIP by Crawford’s Board of Directors. To the extent earned, awards are paid as soon as reasonably possible after the Board certifies the previous year’s results. The Company may amend, modify or discontinue the LTIP at any time.
3.4    Stock and Incentive Plan. Employee is eligible to participate in the Crawford & Company 2016 Omnibus Stock and Incentive Plan, as it may change from time to time. The Company may amend, modify or discontinue the Crawford & Company 2016 Omnibus Stock and Incentive Plan at any time.
3.5    Reimbursed Expenses. The Company will reimburse the Employee for all reasonable out of pocket expenses (including hotel and travel expenses), wholly, necessarily and exclusively incurred by the Employee in the discharge of Employee’s duties, subject to the production of appropriate receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Company’s rules and policies relating to expenses as may be in force from time to time.
Article 4Employee Benefits.
4.1    Group Benefit Plans. Employee will be eligible to participate in the employee benefit plans and programs maintained by the Company and offered to executive level employees

Employee initials /s/

Exhibit 10.2

from time to time, to the extent Employee otherwise qualifies under the provisions of any such plans which are incorporated herein by reference. The Company reserves the right to amend, modify or discontinue its benefit offerings as it deems appropriate. The Company’s current vacation policy provides Employee with two weeks paid vacation per calendar year.
4.2    Auto Allowance. During the term of employment, the Company shall provide an auto allowance of $960.00 per month, payable bi-weekly in accordance with the Company’s standard payroll practices and subject to withholding taxes, all in accordance with and subject to the terms of the Company’s automobile program. The Company may amend, modify or discontinue its automobile program at any time.
Article 5Employee Rights and Obligations.
5.1    At-Will Employment. Employee’s employment with the Company is for no specified period of time. Employee’s employment relationship will remain at-will and either Employee or the Company may terminate the relationship at any time, for any reason.
5.2    Severance. If, Employee’s employment with the Company is terminated involuntarily by the Company for reasons other than “cause” as defined in the sole discretion of the Company’s Chief Executive Officer, Employee will be paid severance compensation, in equal amounts over a period of twelve (12) months in accordance with the Company’s normal payroll practices, an amount equal to twelve (12) months of Employee’s then current monthly base salary. In addition, if Employee elects to continue Employee’s health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company shall pay (or reimburse to Employee) the “employer share” of the COBRA premiums at the same level as was contributed by the Company during Employee’s employment. Employee’s receipt of any such severance payment or COBRA premium is subject to execution by Employee and Crawford of an agreement achieving mutually acceptable terms on matters such as:
(a)return of all Crawford property, documents, or instruments;
(b)no admission of liability on the part of Crawford;
(c)general release of any and all claims;
(d)non-disclosure;
(e)non-solicitation of employees and customers;
(f)non-competition;
(g)cooperation, and
(h)non-disparagement.

Employee initials /s/

Exhibit 10.2

5.3    Cessation of Severance Payments. If, at any point during the period over which severance pay is being paid Employee violates the terms of the severance agreement or this Agreement, the Company shall have the right to cease making severance payments and COBRA premium payments.
5.4    Application of Employment Policies. Except as specifically provided to the contrary in this Agreement, Employee will be subject to and required to comply with all provisions of the Company’s Employee Handbook and any other Company policies that may be in effect from time to time during Employee’s employment. The Company reserves the right to change any and all of its policies, including its benefit and compensation plans.
5.5    Electronic devices. All technology provided by the Company, including computer and/or communications equipment, systems, networks, company-related work records and other electronically stored information, is the property of the Company and not of Employee. In general, use of the company’s technology systems and electronic communications should be job-related and not for personal convenience.
5.6    Electronic Communications. E-mail and other electronic communications transmitted by the Company’s equipment, systems and networks are the property of the Company should not be considered by the Employee to be private or confidential, even if the communication is password protected or encrypted. The Company reserves the right to examine, monitor and regulate e-mail and other electronic communications, directories, files and all other content, including Internet use, transmitted by or stored in its technology systems, whether onsite or offsite.
5.7    Confidentiality. Employee agrees that during employment with the Company and for a period of two (2) years following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Confidential Information (so long as the information remains confidential) without prior written consent of the Company. This paragraph does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure. This Agreement shall not be deemed to prohibit (a) conduct expressly protected by the Defend Trade Secrets Act of 2016, as discussed in Section 5.8 below, (b) Employee’s ability to communicate with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or other governmental agency, or (c) other conduct expressly protected by applicable law.
5.8    Non-Disclosure of Trade Secrets. Employee agrees that during employment with the Company and indefinitely following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Trade Secrets (so long as the information remains a Trade Secret under applicable law) without prior written consent of the Company. Employee is hereby advised of the following protections provided by the Defend Trade Secrets Act of 2016, 18 U.S. Code § 1833(b), and nothing in this Agreement shall be deemed to prohibit the conduct expressly protected by 18 U.S. Code § 1833(b):

Employee initials /s/

Exhibit 10.2

(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
5.9    Non-Disclosure of Personal Information. Employee acknowledges that, during the course of employment, Employee may obtain information regarding individuals as a result of services provided to Crawford customers such as (i) claim and personal health information; (ii) social security number; (iii) date of birth; and (iv) salary information (“Personal Information”). Employee agrees to safeguard such Personal Information as prescribed by applicable laws and regulations, such as the privacy regulations under the Health Insurance Portability and Accountability Act of 1996, and similar laws applicable to other jurisdictions in which Crawford operates. Without limiting the foregoing, Employee agrees:
(a)    Not to acquire, use nor distribute such Personal Information without the express consent of the subject of such Personal Information, or if state or federal law will allow such acquisition and disclosure of Personal Information without consent.
(b)    To acquire, use and/or distribute Personal Information solely for the purposes of carrying out the daily functions of Employee’s job.
(c)    To disclose Personal Information only to authorized third parties. These agencies may include, but are not necessarily limited to, independent review agents, claims adjusters, benefits administrators, attorneys and employers.
(d)    To limit access to computerized Personal Information solely to staff, authorized users and administrative personnel and will abide by all security measures designed to assure that unauthorized personnel are not afforded access to Personal Information.
5.10    Duty of Loyalty. Employee shall render to the very best of Employee’s ability services to and on behalf of the Company, and shall undertake diligently all duties assigned by the Company. Employee shall devote his full time, energy and skill to the performance of the services in which the Company is engaged, at such time and place as the Company may direct.

Employee initials /s/

Exhibit 10.2

5.11    Restricted Business Practices. It is the policy of the Company not to receive or use any information or materials from any employee that are proprietary to said employee’s former employer. Employee is expressly prohibited from having any such materials, or materials containing such information, on the Company’s property. Employee expressly warrants that Employee has no materials or information which can be construed as the property of a former employer, and further, that Employee will make no use of any such materials or information in the performance of Employee’s duties on behalf of the Company.
5.12    Disclosure of Existing Agreements. Employee further warrants and represents that, prior to accepting this Employment Agreement, Employee has disclosed, or will disclose to the Company prior to entering into this Agreement, the full terms of any contract or agreement with any other employer that might restrict in any way Employee’s performance of his/her duties for the Company, including, but not limited to any non-solicitation, non-recruitment, non-compete and similar post-employment restrictions imposed upon Employee by an agreement between Employee and any other employer.
5.13    Subsequent Employment. Employee agrees that, following the termination of Employee’s employment with the Company for any reason, Employee will notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, the Employee authorizes the Company to provide a copy of the restrictive covenants contained in this Agreement to third parties, including but not limited to, the Employee’s subsequent, anticipated or possible future employer.
5.14    Return of Property and Information. Employee agrees to return all the Company’s property as soon as is practicable following the cessation of Employee’s employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to employee or which employee has developed or collected in the scope of Employee’s employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, badges, passes, access cards, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.
5.15    Non-Competition Covenant. Employee acknowledges that if he/she were to compete with the Company in the Business of Crawford, Employee could cause serious harm to the Company. Employee further acknowledges that during his/her employment, Employee will be provided access to Trade Secrets and to other valuable Confidential Information that may not qualify as Trade Secrets. In addition, Employee acknowledges that, during the course of employment, he/she will build and maintain substantial relationships with specific existing and prospective customers or clients and will be responsible to maintain and build customer or client goodwill associated with the Business of Crawford throughout the United States and other countries in which Crawford operates. Further, Employee acknowledges that he/she will derive significant value from the Company and from the Confidential Information and Trade Secrets of the Company provided during employment with the Company, which will enable Employee to optimize the performance of the Company’s performance and Employee’s own personal, professional, and financial performance.

Employee initials /s/

Exhibit 10.2

Therefore, during Employee’s employment with the Company and for a period of twelve (12) months following the cessation of the Employee’s employment with the Company for any reason, the Employee agrees that he/she shall not, directly or indirectly, provides services as an executive, manager, consultant adviser, or in any other role similar to the role Employee held with Crawford, to any business entity engaged in the Business of Crawford within the Restricted Territory. Employee agrees that the restrictions in this Section are reasonable in scope and do not constitute a restraint of trade with respect to Employee’s ability to obtain alternative employment in the event Employee’s employment with the Company ends for any reason; provided, however, nothing in this section shall be deemed to restrict Employee's ability to practice law or to represent clients as a lawyer, as discussed in Rule 5.6 of the American Bar Association’s Model Rules of Professional Conduct.
5.16    Non-Solicitation Covenant. Employee agrees that during employment with the company and for a period of twelve (12) months following the cessation of employment, Employee will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Crawford from any of the customers of the Company with whom Employee had direct contact during the last two years of Employee’s employment with the Company. This provision does not extend to the customers who became customers of the Company at the time of and as a direct consequence of Employee’s commencement of employment with the Company.
5.17    Non-Recruitment of Employees. While employed by the Company, and for a period of eighteen (18) months following the cessation of employment by Employee, Employee will not directly or indirectly solicit or attempt to solicit any employee of the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company.
5.18    Non-Disparagement. Employee shall not, at any time during the term of employment and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly disparage or be damaging to the Company or its respective officers, directors, employees, advisors, businesses or reputations. Nothing herein shall prohibit or restrict Employee from communicating with, or responding to any inquiry from, cooperating with, or providing testimony before, the SEC, or any other federal or state regulatory authority.
5.19    Post-termination Cooperation. Employee agrees that, following termination of Employee’s employment with the Company, Employee will cooperate with the Company in connection with any dispute, claim or investigation made by, against or involving the Company that relates to Employee’s period of employment. The Company agrees to reimburse Employee for any reasonable expenses incurred in providing the cooperation. The Company further agrees that, if Employee is required to devote one hour or more to fulfill the obligations set forth in this paragraph at a time when Employee is no longer being compensated by the Company in any way, it will compensate the Employee at an hourly rate based on Employee’s base salary on the during the last pay period of Employee’s active employment by the Company.

Employee initials /s/

Exhibit 10.2

5.20    Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee’s employment or (b) the Company’s request at any time during the Employee’s employment, the Employee shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Trade Secrets, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with his/her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Employee’s possession or control.
5.21    Remedies. The parties agree that this Agreement is reasonable and necessary for the protection of the business and goodwill of Crawford and that any breach of this Agreement by Employee will cause Crawford substantial and irreparable harm entitling Crawford to injunctive relief and other equitable and legal remedies. Except as provided in the Arbitration of Disputes provisions of this Agreement, the prevailing party shall be entitled to recover its costs and attorney’s fees in any proceeding brought under this Agreement. The existence of any claim or cause of action by Employee against the Company, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.
Article 6Arbitration of Disputes.
6.1    Scope, Governing Rules. Except for claims for injunctive relief, which may be filed in any court of competent jurisdiction, any controversy or claim arising out of or relating to Employee’s employment, or the termination thereof, or to this Agreement, or the breach thereof, specifically including the validity of this arbitration clause, shall be determined by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures. There shall be one arbitrator agreed to by the parties within twenty (20) days of receipt by the respondent of a request for arbitration or in default thereof appointed by the AAA in accordance with applicable rules. The Employer shall be responsible for the cost of the arbitration, including the Arbitrator’s fees and all administrative costs. The Employee and the Company will each be responsible for their own legal fees.
6.2    Authority of Arbitrator; Judicial Review. The arbitrators will have no authority to award punitive, consequential, liquidated or compensatory damages, and the award rendered by the arbitrator shall be final, non-reviewable, non-appealable and binding on the parties and may be entered and enforced in any court having jurisdiction.
6.3    Location of Arbitration. The seat or place of arbitration shall be Metropolitan Atlanta, Georgia.

Employee initials /s/

Exhibit 10.2

6.4    Confidentiality. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of both parties, unless to protect or pursue a legal right.
Article 7Miscellaneous.
7.1    Construction of Agreement; Severability. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions are in time, territory, or scope of prohibited activities. This Agreement represents the entire understanding between Employee and the Company on the matters addressed herein and supersedes any such prior agreements and may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in writing and signed by both parties. The waiver by the Company of a breach of any provision of this Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by Employee.
7.2    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.
7.3    Enforceability; Governing Law. This Agreement, and all claims arising out of or related to this Agreement, will be governed by, enforced under and construed in accordance with the laws of the State of Georgia without regard to any conflicts or conflict of laws principles. The failure of either party at any time to require performance by another party of any provision of this Agreement will not constitute a waiver of that party’s right to require future performance.
7.4    Entire Agreement. The provisions contained herein, and all provisions in documents attached hereto and/or incorporated herein by reference, constitute the entire agreement

Employee initials /s/

Exhibit 10.2

between the parties with respect to Employee’s employment and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to Employee’s employment.
7.5    Modification. No modification of this Agreement shall be valid unless in writing and signed by Employee and the Company’s Chief Executive Officer.
7.6    Effectiveness. The terms of this Agreement shall be effective as of April 27, 2016, the date on which Employee was named the President and Chief Executive Officer of the Garden City Group.
Article 8Acknowledgement. By signing this Agreement, Employee acknowledges that (a) Employee is not guaranteed employment for any definite duration and either Employee or the Company may terminate Employee’s employment relationship with the Company at any time, for any reason, (b) Employee has carefully read and understands the provisions of this Agreement and Employee was given the opportunity to consult with an attorney of Employee’s choosing prior to executing this Agreement, and (c) except as set forth herein, no promises or inducements for this Agreement have been made, and Employee is entering into the Agreement without reliance upon any statement or representation by the Company or its agents concerning any material fact.
Executed, this 10th day of January, 2017.
EMPLOYEE                            CRAWFORD & COMPANY
/s/ Kenneth A. Cutshaw                    /s/ H. V. Agadi
Kenneth A. Cutshaw                        By: Harsha V. Agadi
Its: President and CEO

Employee initials /s/